Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2013 Results

Company Achieves 47th Consecutive Quarter of Profitability and Increases Total Revenues Compared to the Same Quarter Last Year

ATLANTA--(BUSINESS WIRE)--November 29, 2012--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter of fiscal 2013, delivering a 3% increase in total revenues when compared to the same period last year. The Company has achieved 47 consecutive quarters of profitability and has distributed dividends to shareholders for 37 consecutive quarters.

Key second quarter financial highlights:

  Total revenues for the quarter ended October 31, 2012 were $26.3 million, an increase of 3% over the comparable period last year.
  Software license fee revenues for the quarter ended October 31, 2012 were $5.5 million, a decrease of 22% over the same period last year.
  Services and other revenues for the quarter ended October 31, 2012 were $12.3 million compared to $10.5 million for the same period last year, an increase of 17%.
  Maintenance revenues for the quarter ended October 31, 2012 were $8.4 million compared to $8.0 million, an increase of 5% over the same period last year.
  Operating earnings for the quarter ended October 31, 2012 were $4.2 million, a decrease of 10% compared to the same period last year.
  GAAP net earnings for the quarter ended October 31, 2012 were $2.8 million or $0.10 per fully diluted share, a decrease of 7% over the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2012, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, were $3.1 million or $0.11 per fully diluted share, a decrease of 5% compared to $3.3 million or $0.12 per fully diluted share for the same period last year, which also excluded stock-based compensation expense and amortization of acquisition-related intangibles.
  Adjusted EBITDA decreased 7% to $5.7 million in the quarter ended October 31, 2012, from $6.1 million in the quarter ended October 31, 2011. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

Key fiscal 2013 year to date financial highlights:

  Total revenues for the six months ended October 31, 2012 were $52.2 million, a 6% increase over the comparable period last year.
  Software license fees for the six-month period were $10.6 million, a 23% decrease compared to the same period last year.
  Services and other revenues were $24.8 million, a 25% increase compared to the same period last year.
  Maintenance revenues were $16.8 million, a 6% increase over the comparable period last year.
  For the six months ended October 31, 2012, the Company reported operating earnings of approximately $8.0 million, a 4% decrease over the same period last year.
  GAAP net earnings were approximately $5.2 million or $0.19 per fully diluted share for the six months ended October 31, 2012, a 1% decrease compared to $5.3 million or $0.20 per fully diluted share for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2012, which excludes stock-based compensation expenses and acquisition-related amortization of intangibles, were $5.8 million or $0.21 per fully diluted share, compared to $5.8 million or $0.22 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles.
  Adjusted EBITDA decreased 2% to $10.8 million for the six months ended October 31, 2012, from $11.1 million for the six months ended October 31, 2011. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

The Company is including EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with no debt and with cash and investments of approximately $64.8 million as of October 31, 2012. The Company increased cash and investments by approximately $10.5 million when compared to October 31, 2011. During the second quarter, the Company paid approximately $2.4 million in dividends and repurchased 29,152 shares of its common stock at an average cost of $8.12 per share under its authorized stock repurchase program. The authorized stock repurchase program has a remaining balance of 1,155,138 shares.

“The economic headwinds which began for us this past Spring, and which are believed to be the result of the worldwide economic slowdown, continued during the second quarter,” stated James C. Edenfield, president and CEO of American Software. “These headwinds have slowed our rate of growth. Hopefully, a resolution of the ‘fiscal cliff’ will enable more of our prospective customers to regain their confidence so that we can accelerate our rate of growth. In the interim, we expect to continue to deliver strong profitability and cash flow. During the quarter, we added 15 new customers, signed license agreements with customers in seven countries and increased both services and maintenance revenues.”

“With the uncertainty in the current global economy, businesses are looking to increase visibility, lower operating costs and respond quickly to dynamic market conditions,” continued Edenfield. “Leaders are investing in supply chain technology to accelerate the sales and operations planning (S&OP) process, streamline new product introductions, optimize inventory investments and harness the benefits of a global marketplace to increase profits. We firmly believe both our Demand Solutions® and Logility Voyager Solutions™ brands offer innovative, proven solutions to help companies address these challenges during both prosperous and lean economic environments.”

On November 14, 2012 our Board of Directors declared a regular quarterly cash dividend on its Class A and B common shares in the amount of $.10 cents per share, which represents an 11.1 percent increase over the previous quarterly dividend rate of $.09 cents per share. In addition, the Board declared a special accelerated dividend of $.20 cents per common share. The Board of Directors noted that this special accelerated dividend was intended by the Board to be in lieu of the regular quarterly dividends that have historically been declared in February and May of each year. Both the regular quarterly dividend and the special accelerated dividend (a total of $.30 cents per share) will be paid on Dec. 21, 2012 to shareholders of record on the close of business on December 8, 2012. "These actions evidence the Board's confidence in future earnings and its commitment to deliver profits to the shareholders," said American Software Chief Executive Officer James C. Edenfield. "The Board's decision to pay these accelerated dividends prior to December 31, 2012," he said, "was driven by the uncertainty surrounding the tax treatment of dividends beyond 2012. In light of that uncertainty, we accelerated into 2012 some of the dividends we would have expected to declare and pay in 2013."

Additional highlights for the second quarter of fiscal 2013 include:

Customers

  Notable new and existing customers placing orders with the Company in the second quarter include: A.O. Smith, Berry Plastics Corporation, Brightstar Corporation, Cary Francis, Elo Touch Solutions, Great Plains Manufacturing, HSY Auto Parts, Pall Corporation, Probiotec Limited, Quickie Manufacturing Corporation, Sagent Pharmaceuticals, SCG-Dow Group, SECO Tools AB, and The RoomPlace.
  During the quarter, software license agreements were signed with customers located in the following seven countries: Australia, Canada, Denmark, Morocco, Sweden, Thailand, and the United States.
  Logility, a wholly-owned subsidiary of the Company, announced Caribou Coffee, the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses, has achieved impressive results with Logility Voyager Solutions. In the first 12 months, Voyager Solutions has helped support Caribou Coffee’s aggressive growth initiatives across its three channels of business (retail, franchise and commercial), increased inventory turns by 20 percent and increased the company’s fulfillment service to above 99 percent.
  Logility announced Nebraska Furniture Mart, a complete one-stop home furnishings retailer, serving Nebraska, Iowa, Kansas, Missouri, and soon Dallas-Fort Worth, selected Logility Voyager Solutions to help the company plan for and manage its growth into new markets. To meet its goal of 75 percent growth by 2015, Nebraska Furniture Mart embarked on an aggressive supply chain transformation project with Logility Voyager Solutions as the foundation.
  Twin Disc, Inc., a designer, manufacturer and distributor of marine and heavy-duty off-highway power transmission equipment, is live with Logility Voyager Solutions using the advanced supply chain software to power its global sales and operations planning (S&OP) process. Through its use of Voyager Solutions, Twin Disc is able to more effectively plan its global operations and manage its manufacturing schedule.
  Logility revealed the winners of the 2012 SAILS Leadership Award, presented at the company’s customer conference in New Orleans. This year Craft Brew Alliance, CooperVision, PartyLite, Sonoco Products, and Stanley Black & Decker were recognized for driving excellence in their operations through the use of supply chain software. Logility’s annual award program recognizes a select group of companies who significantly improved their business processes, deployed an innovative solution to address their supply chain challenges, or demonstrated an on-going commitment and leadership role in the expansion of supply chain improvements.
  Continental Mills, a producer of dry bakery mix products with leading brands such as Krusteaz and Alpine, and premium licensed brands including Ghirardelli, Brown & Haley and Snoqualmie Falls, and Logility presented an educational webcast highlighting supply chain best practices including how to manage the challenges of streamlining supply and production planning to gain capacity within an existing network.
  NGC Software, a wholly-owned subsidiary of the Company, announced LDLA Clothing LLC, a rapidly growing apparel company that supplies private-label and branded merchandise to major department stores and specialty retailers, is live on NGC's Enterprise Resource Planning (ERP) system. NGC's ERP solution will help drive enhanced productivity and operational efficiency at LDLA.
  Valley Apparel, a U.S. manufacturer of high-end outerwear for the U.S. military, is live on NGC’s ERP and Shop Floor Control software. The latest version of NGC’s software allows Valley Apparel to enhance its reporting capabilities, handle more size scales, improve data management, and support its future growth.

Company & Technology

  Logility announced the availability of Logility Voyager Proportional Profile Planning™, software that reduces demand planning effort and complexity while driving precision at the granular sub-SKU level based on proportional demand profiles defined by product, market and life cycle stage attributes. This new approach to forecasting helps companies bridge the gap between demand planning and supply, sourcing and production planning. Supply chain planners are now able to gain visibility of a more accurate supply, sourcing and production plans earlier in the product life cycle, and quickly adjust product assortments based on the stage of a product life cycle, selling season or replenishment period.
  For the second consecutive year, Logility was named one of the Top Small Businesses in the Southeast and one of just 30 companies in the Atlanta region to make the distinguished 2012 list. The award recognizes dynamic companies that have exhibited strong historical financial results such as one and five year revenue growth, have a positive impact in the local economy, and are making a difference in business and the greater community.
  During the quarter, Demand Management, a wholly-owned subsidiary of Logility, announced the release of its DSX Sales & Operations Planning (S&OP) module that fully integrates sales and operations planning with demand forecasting and requirements planning on a single technology platform. DSX S&OP was designed to meet Stage 3 requirements outlined in Gartner’s S&OP Maturity Model.
  Food Logistics magazine named Demand Management’s Demand Solutions software to its 2012 FL100, an annual listing of the top technology companies serving grocery and foodservice manufacturers and distributors.
  NGC Software announced a strategic relationship with Threadvine Apparel & Footwear Solutions which will extend NGC’s PLM and ERP software to fashion sales representatives. The relationship allows sales representatives to have mobile access to NGC’s ERP and PLM solutions to view real-time inventory and delivery information and place orders directly from their mobile devices.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain management solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; sales and operations planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; transportation planning and management; and warehouse management. Logility customers include Fender Musical Instruments, Hewlett-Packard, McCain Foods, Parker Hannifin, Sigma-Aldrich, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as Avery Dennison Corporation, Lonely Planet and Trek Bicycle. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, Lululemon Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty, the timing and degree of business recovery, unpredictability and the irregular pattern of future revenues, dependence on particular market segments or customers, competitive pressures, delays, product liability and warranty claims and other risks associated with new product development, undetected software errors, market acceptance of the Company’s products, technological complexity, the challenges and risks associated with integration of acquired product lines, companies and services, as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc., Demand Solutions is a registered trademark of Demand Management, Inc., and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc.. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2012	2011	Pct Chg.	2012	2011	Pct Chg.
Revenues:
License	$5,504	$7,048	(22%)	$10,586	$13,736	(23%)
Services & other	12,312	10,535	17%	24,807	19,802	25%
Maintenance	8,447	8,015	5%	16,784	15,769	6%
Total Revenues	26,263	25,598	3%	52,177	49,307	6%

Cost of Revenues:
License	1,443	1,487	(3%)	2,812	3,322	(15%)
Services & other	8,142	7,589	7%	16,765	14,506	16%
Maintenance	1,998	1,888	6%	3,910	3,653	7%
Total Cost of Revenues	11,583	10,964	6%	23,487	21,481	9%
Gross Margin	14,680	14,634	0%	28,690	27,826	3%
Operating expenses:
Research and development	3,251	2,610	25%	6,220	5,164	20%
Less: capitalized development	(948)	(661)	43%	(1,811)	(1,265)	43%
Sales and marketing	4,937	4,795	3%	9,758	9,101	7%
General and administrative	2,939	3,010	(2%)	6,049	6,126	(1%)
Provision for doubtful accounts	140	29	383%	267	120	123%
Amortization of acquisition-related intangibles	125	135	(7%)	250	270	(7%)

Total Operating Expenses	10,444	9,918	5%	20,733	19,516	6%
Operating Earnings	4,236	4,716	(10%)	7,957	8,310	(4%)
Interest Income (loss) & Other, Net	309	103	200%	582	90	547%
Earnings Before Income Taxes	4,545	4,819	(6%)	8,539	8,400	2%
Income Tax Expense	1,774	1,838	(3%)	3,346	3,131	7%
Net Earnings	$2,771	$2,981	(7%)	$5,193	$5,269	(1%)
Earnings per common share: (1)
Basic	$0.10	$0.11	(9%)	$0.19	$0.20	(5%)
Diluted	$0.10	$0.11	(9%)	$0.19	$0.20	(5%)

Weighted average number of common shares outstanding:
Basic	27,151	26,263		27,112	26,197
Diluted	27,627	26,825		27,596	26,802

AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2012	2011	Pct Chg.	2012	2011	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,771	$2,981	(7%)	$5,193	$5,269	(1%)
Income tax expense	1,774	1,838	(3%)	3,346	3,131	7%
Interest Income & Other, Net	(309)	(103)	200%	(582)	(90)	547%
Amortization of intangibles	769	779	(1%)	1,539	1,565	(2%)
Depreciation	272	302	(10%)	546	611	(11%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	5,277	5,797	(9%)	10,042	10,486	(4%)

Stock-based compensation	384	302	27%	775	586	32%
Adjusted EBITDA	$5,661	$6,099	(7%)	$10,817	$11,072	(2%)

EBITDA , as a percentage of revenue	20%	23%		19%	21%

Adjusted EBITDA , as a percentage of revenue	22%	24%		21%	22%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2012	2011	Pct Chg.	2012	2011	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,771	$2,981	(7%)	$5,193	$5,269	(1%)
Amortization of acquisition-related intangibles (2)	76	84	(10%)	152	169	(10%)
Stock-based compensation (2)	234	187	25%	471	368	28%
Adjusted Net Earnings	$3,081	$3,252	(5%)	$5,816	$5,806	0%

Adjusted non-GAAP diluted earnings per share	$0.11	$0.12	(8%)	$0.21	$0.22	(5%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.10 and $0.19 for the three and six months ended October 31, 2012, respectively. Diluted per share for Class B shares under the two-class method are $0.11 and $0.20 for the three and six months ended October 31, 2011, respectively.
(2) - Tax affected using the effective tax rate for the three months period ended October 31, 2012 and 2011.
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American SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	October 31,	April 30,
	2012	2012

Cash and Short-term Investments	$58,225	$59,362
Accounts Receivable:
Billed	12,526	15,205
Unbilled	5,850	4,607
Total Accounts Receivable, net	18,376	19,812
Prepaids & Other	3,275	3,184
Deferred Tax Asset	34	34
Current Assets	79,910	82,392

Investments - Non-current	6,546	7,508

PP&E, net	4,872	4,912
Capitalized Software, net	8,351	7,791
Goodwill	12,601	12,601
Other Intangibles, net	974	1,263
Other Non-current Assets	86	86
Total Assets	$113,340	$116,553

Accounts Payable	$1,149	$1,042
Accrued Compensation and Related costs	2,774	5,169
Dividend Payable	2,446	2,433
Other Current Liabilities	3,204	4,198
Deferred Revenues	17,967	19,441
Current Liabilities	27,540	32,283

Deferred Tax Liability - Long term	946	1,240

Shareholders' Equity	84,854	83,030

Total Liabilities & Shareholders' Equity	$113,340	$116,553

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer